Exhibit 99.1

CONFIDENTIAL

Generation Bio Announces New Data for Its Novel ctLNP Delivery System and Early T Cell Programs and Reports Second Quarter 2025 Financial Results

●	New data confirm highly selective profile of cell-targeted lipid nanoparticle (ctLNP) and first-ever siRNA delivery to T cells in non-human primates
●	Lead siRNA candidates show potent knockdown of LAT1 and VAV1, targets potentially relevant to T cell-driven autoimmune diseases
●	Company is evaluating strategic alternatives to maximize value of its delivery system and potential therapeutics for T cell-driven autoimmune diseases for shareholders

●	Cash balance of $141.4M as of June 30, 2025

●	Recent litigation settlement extinguishes lease liability

CAMBRIDGE, MASS., August 12, 2025 -- Generation Bio Co. (Nasdaq: GBIO), a biotechnology company working to change what’s possible for people living with T cell-driven autoimmune diseases, today announced new data demonstrating that its cell-targeted lipid nanoparticle (ctLNP) system selectively delivered siRNA to T cells in non-human primates, reinforcing the company’s belief that its ctLNP has the ability to deliver diverse genetic medicine payloads to multiple new cell types. The company also reported second quarter 2025 financial results.

Generation Bio’s proprietary ctLNP is a modular system engineered to deliver genetic medicine cargoes to a range of cell types, potentially opening new tissues for therapeutic development. The company’s ctLNP is differentiated from other LNPs by its use of a proprietary base “stealth” composition that avoids off-target uptake, allowing biological ligands conjugated to the surface to drive potent and highly selective delivery to targeted cell types. Using a T cell-specific ligand, the company has been exploring the use of ctLNP to deliver siRNA to T cells to address T cell-driven autoimmune diseases.

Generation Bio’s data from a recent non-human primate (NHP) study show that a 0.5 mg/kg dose of ctLNP-siRNA resulted in significant knockdown in T cells of beta-2 microglobulin, a reporter protein, over three weeks. In the study, delivery was selective, potent, did not induce markers of T cell activation, and was well-tolerated on single and repeat dose. These results are consistent with previous NHP studies that have demonstrated efficient, selective and specific ctLNP delivery to multiple cell types and with different cargoes, including mRNA and the company’s proprietary immune-quiet DNA (iqDNA).

As part of exploring the potential to address a range of T cell-driven autoimmune diseases, Generation Bio has also developed of lead siRNAs demonstrating knockdown of each of LAT1 and VAV1, upstream molecules that inhibit the activation, proliferation, and differentiation of T cells.

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“The unique feature of our modular ctLNP delivery system is its ability to selectively reach new cell types and tissues for multiple nucleic acid payloads. We believe this new NHP dataset is the first demonstration of siRNA delivery to T cells, and highlights that the system may be potent, well-tolerated, and redosable,” said Geoff McDonough, M.D., chief executive officer of Generation Bio. “ctLNP could address a significant bottleneck in genetic medicine by extending delivery to new cell types across a variety of genetic medicine cargoes.”

Dr. McDonough continued: “While our delivery system is mature, our program data are early and we recognize the significant time and investment required to reach proof-of-concept in patients, as well as the uncertainty of extending our current cash runway. We are evaluating strategic options to maximize the value of our assets for our shareholders and their potential to offer meaningful benefit to patients.”

The company will review strategic alternatives and has retained TD Cowen to act as an advisor. Alternatives that may be explored include, but are not limited to, an acquisition, merger, business combination, sale of assets, or other strategic transactions. There can be no assurance that this exploration will result in any transaction, as to the terms of any transaction, or that any transaction, if pursued, will be completed. The company has not set a timetable for the completion of this review process and does not intend to disclose further developments unless and until it determines that disclosure is warranted.

Generation Bio intends to initially maintain its core research and development capabilities as it engages in the strategic alternatives review process. In conjunction with the strategic alternatives review process, the company is implementing a strategic restructuring that will occur in phases, beginning in mid-August and concluding at the end of October. This is expected to result in an approximately 90% reduction in workforce, including the research and development organization

Dr. McDonough continued, “Our team has delivered exceptional work marked by rigor, creativity, and a deep commitment to our mission. They have consistently driven ctLNP and iqDNA advances that could serve as a foundation for progress for patients going forward.”

Second Quarter 2025 Financial Results & Recent Business Highlights

●	Cash Position: Cash, cash equivalents, and marketable securities were $141.4 million as of June 30, 2025, compared to $185.2 million in cash, cash equivalents, and marketable securities as of December 31, 2024. The company expects that its cash, cash equivalents, and marketable securities will fund its operating expenditures for the foreseeable future.
●	R&D Expenses: Research and development (R&D) expenses were $15.5 million for the quarter ended June 30, 2025, compared to $16.4 million for the quarter ended June 30, 2024.
●	G&A Expenses: General and administrative (G&A) expenses were $7.7 million for the quarter ended June 30, 2025, compared to $9.5 million for the quarter ended June 30, 2024.

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●	Net Loss: Net loss was $20.9 million, or $3.12 basic and diluted net loss per share, for the quarter ended June 30, 2025, compared to a net loss of $20.4 million, or $3.07 basic and diluted net loss per share, for the quarter ended June 30, 2024.
●	Lease Settlement: In August 2025, Generation Bio entered into a memorandum of understanding to resolve the previously disclosed litigation with the landlord of a facility in Waltham, MA. Pursuant to the memorandum, the company will pay the landlord a lump sum of $31 million. As a result of this settlement, Generation Bio anticipates that it will extinguish the lease liability of $58 million in the third quarter of 2025. Post settlement and entering the strategic alternatives process, the company expects to have cash, cash equivalents and marketable securities totaling approximately $100 million.

About Generation Bio

Generation Bio is a biotechnology company working to change what’s possible for people living with T cell-driven autoimmune diseases. The company is developing redosable therapeutics that reprogram T cells in vivo to reduce or eliminate the production and persistence of autoreactive T cells, which erroneously recognize and attack the body’s own tissues, causing autoimmune diseases. Generation Bio’s innovative approach leverages cell-targeted lipid nanoparticles (ctLNP) to selectively deliver small interfering RNA (siRNA) to T cells. This combination of selective delivery and an intracellular, genetically precise mechanism of target engagement could unlock a series of high-value, historically undruggable disease-driving genes in autoimmunity.

For more information, please visit www.generationbio.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for the company, including statements about the company’s exploration and review of strategic alternatives, the company’s ability to identify and complete a transaction as a result of the strategic alternatives process, the restructuring and the plan to reduce costs, the company’s cash resources, technologies, and preclinical data, and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties as to the company’s ability to successfully pursue a strategic alternative transaction on attractive terms, or at all; uncertainty as to whether the reduction in force will result in the anticipated savings; uncertainties regarding our novel technologies; whether results from preclinical studies will be predictive of the results of later preclinical studies and clinical trials; whether the company’s cash resources are sufficient to fund the company’s operating expenses and capital expenditure requirements for the period anticipated; as well as the other risks and uncertainties set forth in the “Risk Factors” section of the company’s most recent annual report on Form 10-K and quarterly report on Form 10-Q, which are on file with the Securities and Exchange Commission, and in subsequent filings the company may make with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the company’s views as of the date

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hereof. The company anticipates that subsequent events and developments will cause the company’s views to change. However, while the company may elect to update these forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date on which they were made.

Investors and Media Contact

Maren Killackey

Generation Bio

mkillackey@generationbio.com

857-371-4638

GENERATION BIO CO.

CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

(In thousands)

Earnings Release Balance Sheet	June 30, 2025	December 31, 2024
Cash, cash equivalents and marketable securities	$141,363	$185,223
Working capital	126,132	157,848
Total assets	179,432	231,197
Total stockholders’ equity	54,101	86,204

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GENERATION BIO CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended June 30,
	2025	2024
Revenues:
Collaboration revenue	$765	$4,091
Operating expenses:
Research and development	15,499	16,388
General and administrative	7,668	9,515
Loss on lease termination	514	1,497
Total operating expenses	23,681	27,400
Loss from operations	(22,916)	(23,309)
Other income:
Other income and interest income, net	1,993	2,877
Net loss	$(20,923)	$(20,432)
Net loss per share, basic and diluted	$(3.12)	$(3.07)
Weighted average common shares outstanding, basic and diluted	6,703,586	6,653,100

Comprehensive loss:
Net loss	$(20,923)	$(20,432)
Other comprehensive loss:
Unrealized losses on marketable securities	(81)	(83)
Comprehensive loss	$(21,004)	$(20,515)